EXHIBIT 99.1

Superior Uniform Group Announces Third Quarter Operating Results

  10% Increase in Earnings per Share for the Quarter
  100% Increase in Earnings per Share Year to Date

SEMINOLE, Fla., Oct. 21, 2010 (GLOBE NEWSWIRE) -- Superior Uniform Group, Inc. (Nasdaq:SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the third quarter ended September 30, 2010, net sales were $27,301,355 compared with 2009 third quarter net sales of $27,605,397. Net earnings were $1,372,088 or $.23 per common share (diluted), compared with net earnings of $1,256,954 or $.21 per common share (diluted) in the 2009 third quarter.

For the nine months ended September 30, 2010, net sales were $79,910,378, compared with net sales of $76,293,014 in the nine months ended September 30, 2009. Net earnings for the nine months ended September 30, 2010 were $2,863,475 or $.48 per share (diluted), versus earnings of $1,455,281 or $.24 per share (diluted) in the first nine months of 2009.

Michael Benstock, Chief Executive Officer, commented: "We are pleased to continue to report improved operating results in the current period despite the continued sluggish economy. While net sales were down slightly in the current quarter compared to the prior year quarter, it was the highest quarter in net sales for the last year.   Earnings per share for the quarter increased by 10% in comparison to the prior year quarter and earnings per share for the first nine months of 2010 increased 100% in comparison with the first nine months of 2009.

"We continue to aggressively pursue new business opportunities in the marketplace in order to strengthen our market position. Our balance sheet positions us to continue to be able to do this and allows us to pursue strategic acquisitions despite the current economic environment."

ABOUT SUPERIOR

Superior Uniform Group, Inc., established in 1920, is one of America's foremost providers of fine uniforms and image apparel. Superior manages award-winning apparel programs for major corporations. They are leaders in innovative uniform program designs, global manufacturing, and state-of-the-art distribution.   Superior, through their subsidiary "The Office Gurus" is also a near-shore premium provider of cost effective bilingual contact center and office solutions.

Superior's financial strength and resources support a customer's diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture. Their commitment to service, technology, quality and value-added benefits separates them from the competition in each of their six primary markets: Healthcare, Hospitality, Food Service, Retail Employee I.D., Private Security, and Rental Service. For more information please call (800) 727-8643, or visit their Web site at: www.superioruniformgroup.com.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation, those identified in the Company's SEC filings, which could cause actual results to differ from those projected.

Comparative figures are as follows:

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

THREE MONTHS ENDED SEPTEMBER 30,
(Unaudited)

	2010	2009

Net sales	$ 27,301,355	$ 27,605,397

Costs and expenses:
Cost of goods sold	17,357,408	18,638,756
Selling and administrative expenses	7,953,631	7,241,362
Interest expense	8,228	28,325
	25,319,267	25,908,443

Earnings before taxes on income	1,982,088	1,696,954
Income tax expense	610,000	440,000
Net earnings	$ 1,372,088	$ 1,256,954

Per Share Data:
Basic:
Net earnings	$ 0.23	$ 0.21

Diluted:
Net earnings	$ 0.23	$ 0.21

Cash dividends per common share	$ 0.135	$ 0.135

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

NINE MONTHS ENDED SEPTEMBER 30,
(Unaudited)

	2010	2009

Net sales	$ 79,910,378	$ 76,293,014

Costs and expenses:
Cost of goods sold	51,650,960	51,637,676
Selling and administrative expenses	23,919,637	22,547,019
Interest expense	16,306	93,038
	75,586,903	74,277,733

Earnings before taxes on income	4,323,475	2,015,281
Income tax expense	1,460,000	560,000

Net earnings	$ 2,863,475	$ 1,455,281

Per Share Data:
Basic:
Net earnings	$ 0.49	$ 0.24

Diluted:
Net earnings	$ 0.48	$ 0.24

Cash dividends per common share	$ 0.405	$ 0.405

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30,
ASSETS
(Unaudited)

	2010	2009

CURRENT ASSETS:
Cash and cash equivalents	$ 10,353,829	$ 8,489,744
Accounts receivable and other current assets	19,366,370	20,894,234
Inventories	30,929,183	31,269,921

TOTAL CURRENT ASSETS	60,649,382	60,653,899

PROPERTY, PLANT AND EQUIPMENT, NET	9,816,575	11,142,850
OTHER INTANGIBLE ASSETS	1,007,384	357,238
DEFERRED INCOME TAXES	1,910,000	2,690,000
OTHER ASSETS	191,805	260,567
	$ 73,575,146	$ 75,104,554

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 5,776,951	$ 5,537,370
Other current liabilities	3,297,347	1,968,104

TOTAL CURRENT LIABILITIES	9,074,298	7,505,474

LONG-TERM PENSION LIABILITY	2,550,357	7,002,418
OTHER LONG-TERM LIABILITIES	700,000	640,000
SHAREHOLDERS' EQUITY	61,250,491	59,956,662

	$ 73,575,146	$ 75,104,554
CONTACT:  Superior Uniform Group, Inc.
          Andrew D. Demott, Jr., CFO
          (727) 803-7135